Exhibit 10.1

PUBLISHED CUSIP NUMBER: [                    ]

CREDIT AGREEMENT

Dated as of July 25, 2011

by and among

UNIVERSAL HEALTH REALTY INCOME TRUST,

THE LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

FIFTH THIRD BANK, N.A.,

JPMORGAN CHASE BANK, N.A.

and

SUNTRUST BANK,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

i

Section 9.17	Patriot Act Notice	109
Section 9.18	Resolution of Drafting Ambiguities	109
Section 9.19	Continuing Agreement	109
Section 9.20	Press Releases and Related Matters	109
Section 9.21	[Reserved]	110
Section 9.22	No Advisory or Fiduciary Responsibility	110
Section 9.23	Responsible Officers	110

EXHIBITS AND SCHEDULES

Exhibit 1.1(a)	Form of Account Designation Letter
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Bank Product Provider Notice
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 1.1(e)	Form of Notice of Conversion/Extension
Exhibit 1.1(f)	Form of Subsidiary Guaranty
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.6(a)	Form of Notice of Prepayment
Exhibit 2.9(d)	Form of Swingline Note
Exhibit 4.1(p)	Form of Solvency Certificate
Exhibit 4.1(u)	Form of Patriot Act Certificate
Exhibit 5.3(d)	Form of Compliance Certificate

Schedule 1.1	Existing Letters of Credit
Schedule 2.1	Commitments
Schedule 3.2	Subsidiaries; Capital Structure
Schedule 3.6	Title to Properties; Leases
Schedule 3.18	Environmental Matters
Schedule 3.25	Material Contracts
Schedule 3.26	Insurance
Schedule 3.30	Equity Interests
Schedule 5.9	Indebtedness
Schedule 5.10(e)	Liens
Schedule 5.25(e)	Existing Investments

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of July 25, 2011 among UNIVERSAL HEALTH REALTY INCOME TRUST, a real estate investment trust organized under the laws of the State of Maryland and having its principal place of business at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 (the “Company”), the financial institutions from time to time party hereto (individually, a “Lender” and collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”).

BACKGROUND

A. The Company has requested that the Lenders provide a $150 million revolving credit facility for the purposes hereinafter set forth;

B. The Lenders have agreed to make the requested revolving credit facility available to the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

The following terms shall have the meanings set forth in this Article I or elsewhere in the provisions of this Agreement referred to below:

“2011 Portfolio Transaction” shall have the meaning specified in that certain letter dated as of the Closing Date from the Company and addressed to the Administrative Agent and Lenders.

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated as of the Closing Date from the Company to the Agent substantially in the form of Exhibit 1.1(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with,

such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an affiliate of the Company solely by reason of the relationship created by the Loan Documents.

“Agent” shall have the meaning set forth in the preamble hereto and shall include any successors in such capacity.

“Agreement” shall mean this Credit Agreement, including the Exhibits and Schedules hereto, as originally executed, or if this Agreement is amended, restated, modified, varied or supplemented from time to time, as so amended, restated, modified, varied or supplemented.

“Anti-Terrorism Order” shall mean that certain Executive Order 13224 signed into law on September 23, 2001.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Margin for (a) Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Loans that are LIBO Rate Loans or Swingline Loans shall be the percentage set forth under the column “LIBO Rate Margin”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “Letter of Credit Fee” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Ratio of Debt to Total Capital	Base Rate Margin	LIBO Rate Margin	Letter of Credit Fee	Commitment Fee
I	less than 35%	75.0 bps	175.0 bps	175.0 bps	30.0 bps
II	greater than or equal to 35% but less than 45%	100.0 bps	200.0 bps	200.0 bps	35.0 bps
III	greater than or equal to 45% but less than 50%	125.0 bps	225.0 bps	225.0 bps	45.0 bps
IV	greater than or equal to 50%	150.0 bps	250.0 bps	250.0 bps	50.0 bps

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Agent has received from the Company the financial information and the certifications required to be delivered to the Agent and the Lenders in accordance with the provisions of Sections 5.3(a), (b), (d) and (e) (each an “Interest Rate Determination Date”). Such Applicable Margin shall be effective from such Interest Rate Determination Date until the next such Interest Rate Determination Date. The initial Applicable

Margins shall be based on Level I (which corresponds to the ratio of Debt to Total Capital of the Company calculated based on the unaudited quarterly financial statements of the Company dated as of March 31, 2011) and shall remain at such level until the first Interest Rate Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.3(d) for the quarter ended September 30, 2011. After the Closing Date, if the Company shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.3(a), (b), (d) and (e), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information or certifications to the Agent and the Lenders, be based on Level IV until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current ratio of Debt to Total Capital. In the event that any financial information or certification provided to the Agent in accordance with the provisions of Sections 5.3(a), (b), (d) and (e) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Company shall immediately (a) deliver to the Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Agent and the Lenders under the Loan Documents, including their rights under Sections 2.7 and 7.1.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean WFS and MLPFS, in their capacity as joint lead arrangers and joint bookrunners, and their respective successors.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Agent.

“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Agent by the Bank Product Provider. Any Bank Product established from and after the time that the Lenders have received written notice from the Company or the Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 9.1, shall not be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b).

“Bank Product Provider” shall mean any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit 1.1(c).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBO (as determined pursuant to the definition of LIBO), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBO no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBO, the Agent may select a reasonably comparable replacement index or source to use as one of the bases for determining the Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or LIBO for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBO pursuant to clause (c) hereof, the Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Base Rate Loans” shall mean Revolving Loans that bear interest based on the Base Rate.

“Business” shall have the meaning set forth in Section 3.18.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, it being recognized that a Business Day relating to interest calculated or payable by the reference to the LIBO Rate shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Cash Available for Distributions” shall mean with respect to any fiscal period of the Company, (i) Net Income of the Company and its Subsidiaries, plus (ii) depreciation and amortization, plus (iii) provision for investment losses, plus (iv) any loss on marketable securities, minus (v) any gain on marketable securities, in each case determined for such period and in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the applicable Issuing Lender or the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Flow Available For Debt Service” shall mean for any fiscal period of a Person, Net Income for such period plus (i) expenses for interest on Indebtedness and for Commitment Fees, Letter of Credit Fees and any other fees in connection with the borrowing of money or the maintenance of letters of credit by such Person, plus (ii) depreciation and amortization plus

(iii) losses on the sale of real estate, less (iv) gains on the sale of real estate, in each case determined for such period and in accordance with GAAP.

“Cash Management Services” shall mean any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents.

“Company” shall have the meaning set forth in the preamble hereto.

“Commitment” shall mean the Revolving Commitments, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.4(a).

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the Letter of Credit Expiration Date.

“Consolidated Subsidiary” shall mean any Subsidiary or other entity the results of whose operations are, for financial accounting purposes, consolidated with the results of the operations of the Company and its other Consolidated Subsidiaries in accordance with GAAP.

“Construction Loans” shall mean secured loans from time to time made by the Company to various borrowers the proceeds of which are designated for the construction of Health Care Facilities or for the acquisition of real estate and the construction thereon of Health Care Facilities.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party” shall mean any of the Company or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) for purposes of the Security Documents and the Subsidiary Guaranty and all provisions under the other Loan Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt.

“Debt” shall mean with respect to any Person, all Indebtedness of such Person for borrowed money other than Non-Recourse Debt of such Person.

“Debt Service Charges” shall mean for any fiscal period of the Company, the sum of (i) the expenses of the Company and its Subsidiaries, on a consolidated basis, for such period for interest on Debt and for Commitment Fees, Letter of Credit Fees and any other fees in connection with the borrowing of money by the Company or its Subsidiaries or the maintenance of Letters of Credit for the account of the Company or its Subsidiaries plus (ii) required principal payments to be made by the Company or its Subsidiaries for such period on Debt of the Company or its Subsidiaries (excluding any principal payments made by the Company pursuant to Section 2.6 hereof), in each case determined in accordance with GAAP.

“Debt Service Coverage Ratio” shall mean, at any date of determination thereof, the ratio of Cash Flow Available for Debt Service of the Company and its Subsidiaries, on a consolidated basis, for the period of the four most recently ended fiscal quarters of the Company to Debt Service Charges for such period.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event which but for the giving of notice or the lapse of time or both would constitute an Event of Default.

“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Base Rate Loans (A) the Base Rate plus (B) the Applicable Margin applicable to Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBO Rate Loans, (A) the LIBO Rate plus (B) the Applicable Margin applicable to LIBO Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Margin applicable to Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.21(g), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due unless subject to a good faith dispute, (b) has notified the Company, the Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(g)) upon delivery of written notice of such reasonable determination to the Company, each Issuing Lender, each Swingline Lender and each Lender.

“Distribution” shall mean (i) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Company or any Subsidiary other than dividends payable solely in shares of common stock of the Company or such Subsidiary; (ii) the purchase, redemption, or other retirement of any shares of any class of capital stock of the Company or any Subsidiary directly or indirectly or otherwise; (iii) the return of capital by the Company or any Subsidiary to its shareholders as such; or (iv) any other distribution on or in respect of any shares of any class of capital stock of the Company or any Subsidiary.

“Dollars” or “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Drawdown Date” shall mean (i) with respect to a Loan, the date on which any Loan is made or is to be made and (ii) with respect to a Letter of Credit, the date any Letter of Credit is issued or extended.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any Subsidiary of a Defaulting Lender or any Person who, upon becoming a Lender hereunder would constitute a Defaulting Lender.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and regulations thereunder, as amended from time to time.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with the Company under Section 414 of the Code.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any event described in Article VII hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Letters of Credit” shall mean those certain letters of credit set forth on Schedule 1.01 attached hereto.

“Excluded Subsidiary” shall mean any Subsidiary that is (x) acquired in connection with the 2011 Portfolio Transaction or (y) any other Subsidiary acquired or formed following the Closing Date and designated by the Company at any time thereafter as an “Excluded Subsidiary”, in each case, so long as such Subsidiary (i) is organized as a single purpose entity, (ii) owns directly or indirectly one or more Health Care Facilities and (iii) is a party to, or in connection with being designated as an Excluded Subsidiary will incur, Non-Recourse Debt (including Non-Recourse Debt of the type described in clause (y) of the definition thereof) the terms of which do (or will) not permit such Subsidiary to be (or would be breached by such Subsidiary becoming) a Subsidiary Guarantor hereunder; provided, however, that the aggregate amount of assets held by Excluded Subsidiaries (other than those acquired in connection with the 2011 Portfolio Transaction) shall not exceed 20% of Consolidated Total Assets; provided further, that, upon any Subsidiary Guarantor being designated an “Excluded Subsidiary” pursuant to the foregoing, such Subsidiary shall be released from all obligations under the Subsidiary Guaranty.

“Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the United States of America or the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, in which it books an interest in any Note for tax accounting purposes or to which the Company is directed to make payments, (b) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a), (c) backup withholding tax imposed under Section 3406 of the Code on amounts payable to a Lender other than a Foreign Lender, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(e)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.19(e) and (e) any Taxes imposed under FATCA and (f) any Taxes to the extent that such Taxes would not have been imposed but for a failure by such Person to file or supply any forms, returns or other documentation pursuant to Applicable Law that such Person is legally permitted to supply or provide, if such form, return or other item has been provided to such Person by the Company in a form reasonably acceptable to such Person in a timely manner, and such Person will not suffer any unimdemnified cost or expense in connection therewith or any legal or regulatory burdens reasonably deemed by such Person to be material.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Facility Cash Flow Available for Debt Service” shall mean for any fiscal period of an owner or operator of a Health Care Facility, the Net Income of such Person plus (i) expenses for interest on Indebtedness and for Commitment Fees, Letter of Credit Fees and any other fees in connection with the borrowing of money by such person plus (ii) depreciation and amortization plus (iii) rental expenses plus (iv) management fees plus (v) intercompany interest expenses, in each case to the extent attributable to such Health Care Facility and determined for such period and in accordance with GAAP.

“Facility Coverage Ratio” shall mean for any fiscal period of an owner or operator of a Health Care Facility, the ratio of (a) Cash Flow Available for Debt Service attributable to such Health Care Facility to (b) interest expense plus current maturities of long-term Indebtedness plus rental expense, in each case to the extent attributable to such Health Care Facility and determined for such period and in accordance with GAAP.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of Base Rate.

“Fee Letters” shall mean each of the Wells Fargo Fee Letter and the MLPFS Fee Letter.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States, consistently applied, subject, however, in the case of determination of compliance with the financial covenants set forth in Sections 5.5, 5.6, 5.7 and 5.8 to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.17(a).

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean each Subsidiary of the Company that executes the Subsidiary Guaranty on the Closing Date and any Significant Subsidiary that executes and/or joins the Subsidiary Guaranty from time to time.

“Health Care Facility” or “Health Care Facilities” shall mean, individually or collectively as appropriate, real estate and improvements thereon used exclusively or primarily for the delivery of health or human services, including but not limited to hospitals, clinics, long term care facilities, custodial care facilities (including but not limited to childcare centers), congregate care facilities, assisted living facilities, surgery centers and medical office buildings.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Incremental Increase Amount” shall have the meaning set forth in Section 2.2(a).

“Indebtedness” shall mean, without duplication, with respect to any Person, all indebtedness, liabilities and other obligations of such Person which would, in accordance with GAAP, be classified upon a balance sheet of such Person as liabilities but in any event including:

(a) all debt and similar monetary obligations, whether direct or indirect;

(b) all guaranties of such Person, endorsements and other contingent liabilities and other obligations of such Person, whether direct or indirect in respect of indebtedness of others, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and any obligations to reimburse the issuer in respect of any letters of credit;

(c) all liabilities and other obligations to the extent not, included in (a) secured by any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations;

(d) all indebtedness, liabilities and other obligations of such Person arising under any conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property;

(e) all indebtedness, liabilities and other obligations of such Person in respect of leases of real and personal property (whether or not required to be capitalized);

(f) all cash obligations of such Person then due under Hedging Agreements; and

(g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon (excluding operating leases).

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Interest Payment Date” shall mean (a) as to any Base Rate Loan or any Swingline Loan, the last Business Day of each March, June, September and December during the term of this Agreement and on the Maturity Date, (b) as to any LIBO Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBO Rate Loan having an Interest Period longer than three months, (i) each day which is three months after the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.6(b), the date that such prepayment is due.

“Interest Period” shall mean, with respect to any LIBO Rate Loan,

(a) initially, the period commencing on the Drawdown Date or conversion date, as the case may be, with respect to such LIBO Rate Loan and ending one, two, three, or six months thereafter as selected by the Company in the Notice of Borrowing or Notice of Conversion/Extension given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBO Rate Loan and ending one, two, three, or six months thereafter as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to a LIBO Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected a Base Rate Loan to replace the affected LIBO Rate Loan;

(iv) no Interest Period in respect of any Loan shall extend beyond the Maturity Date; and

(v) no more than ten (10) LIBO Rate Loans may be in effect at any time; provided that, for purposes hereof, LIBO Rate Loans with different Interest Periods shall be considered as separate LIBO Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBO Rate Loan with a single Interest Period.

“Internal Control Event” shall mean a material weakness in, or fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investments” shall mean all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock, partnership or limited liability company interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person, or for the acquisition of real estate or interests therein. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

“Issuing Lender” shall mean Wells Fargo together with any successor.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.4(c).

“Lender” shall mean any of the several banks and other financial institutions as are, or may from time to time become parties to this Agreement; provided that notwithstanding the foregoing, “Lender” shall not include any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time in accordance with the terms of this Agreement.

“Letter of Credit Expiration Date” shall have the meaning set forth in Section 2.3(a).

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.4(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.4(b).

“LIBO” shall mean, for any LIBO Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBO” shall mean the rate per annum at which, as determined by the Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBO Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

LIBO Rate =	LIBO
1.00 - Eurodollar Reserve Percentage

“LIBO Rate Loans” shall mean Loans that bear interest at an interest rate based on the LIBO Rate.

“LIBO Reference Rate” shall mean a rate determined by reference to the LIBO Rate for a one (1) month interest period that would be applicable for a Loan at the LIBO Rate, as such rate may fluctuate in accordance with changes in the LIBO Rate on a daily basis. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by an alternate method as reasonably selected by the Lender.

“LIBO Tranche” shall mean the collective reference to LIBO Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Loans” shall mean the Revolving Loans and/or the Swingline Loans, as appropriate, and “Loan” shall mean any one of them.

“Loan Documents” shall mean collectively, this Agreement, the Notes, the Subsidiary Guaranty, the LOC Documents and the Security Documents and any document or instrument delivered pursuant to or in connection with this Agreement or the LOC Documents (including, without limitation, any guaranty delivered in connection with this Agreement), each as amended and in effect from time to time.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s Revolving Commitment Percentage of the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.9(b)(ii).

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, (B) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document, or of the ability of the Credit Parties, taken as a whole, to perform their obligations, when such obligations are required to be performed, under any Loan Document to which it is a party or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” shall mean any contract or other arrangement, whether written or oral, to which the Company or any of its Subsidiaries (other than Excluded Subsidiaries) is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the date that is four (4) years following the Closing Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“MLPFS” shall mean Merrill Lynch, Pierce, Fenner and Smith Incorporated.

“MLPFS Fee Letter” means the letter agreement dated June 27, 2011, addressed to the Company from MLFPS, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Loans” shall mean loans from time to time made by the Company, in each case secured by a first mortgage lien on a Health Care Facility.

“Net Income” shall mean for any fiscal period of a Person, the net income (or loss), after income taxes, of such Person determined in accordance with GAAP.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” shall mean (x) in the case of any Person other than an Excluded Subsidiary (except as otherwise provided in clause (y) below), Indebtedness of the Company or its Subsidiaries which is at all times non-recourse in nature to the Company or any of its wholly-owned Subsidiaries, except to the extent of any recourse to an asset of the Company or a Subsidiary purchased or otherwise financed by such Indebtedness including, without limitation, Indebtedness of multi-member limited liability companies in which the Company or any of its Subsidiaries has an ownership interest, but only to the extent that such Indebtedness remains non-recourse to the Company or any of its wholly-owned Subsidiaries and (y) in the case of an Excluded Subsidiary and any Subsidiary acquired in connection with the 2011 Portfolio Transaction (whether or not an Excluded Subsidiary), Indebtedness of such Excluded Subsidiary or Subsidiary which is at all times non-recourse in nature to the Company or its wholly-owned Subsidiaries (except such Excluded Subsidiary or Subsidiary and or such assets of such Excluded Subsidiary or Subsidiary).

“Notes” shall mean the Revolving Notes and/or the Swingline Notes, as applicable.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.9(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(d).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBO Rate Loan to a Base Rate Loan or a Base Rate Loan to a LIBO Rate Loan, or extension of a LIBO Rate Loan, in each case substantially in the form of Exhibit 1.1(e).

“Notice of Prepayment” shall have the meaning set forth in Section 2.6(a).

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Agent, whenever arising, under this Agreement, the Notes or any of the other Loan Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.

“Participation Interest” shall mean a participation interest purchased by a Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.9.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Liens” shall have the meaning set forth in Section 5.10(g).

“Pension Plan” shall mean pension plan shall include (a) any multi employer plan within the meaning of Section 3(37) of ERISA, (b) any employee benefit plan within the meaning of Section 3(3) of ERISA, other than plans described in (a) above and (c) any employee pension benefit plan within the meaning of Section 3(2) of ERISA the benefits of which are guaranteed on termination in full or in part by PBGC pursuant to Title IV of ERISA, other than plans described in (a) above, each as maintained or contributed to by the Company or any ERISA Affiliate.

“Person” shall mean any corporation, unincorporated association, partnership, trust, organization, business, individual or other legal entity and any government or any governmental agency or political subdivision thereof.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Company in favor of the Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Prime Rate” shall have the meaning set forth in the definition of Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available; provided, for purposes of Section 5.9(c), 5.9(h) and 5.25(e), the rental income for any newly-acquired Health Care Facility which is used for purposes of such calculation shall be based on the amounts contractually due under any related leases that are then in effect.

“Properties” shall have the meaning set forth in Section 3.18(a).

“Register” shall have the meaning set forth in Section 9.6(c).

“Reimbursement Obligation” shall mean the obligation of the Company to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of, if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, trust documents and by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, for any Credit Party, the chief executive officer, the president or chief financial officer of such Credit Party and any additional responsible officer that is designated as such to the Agent.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a) or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Revolving Committed Amount” shall mean the amount of each Lender’s Revolving Commitment as specified on Schedule 2.1(a), as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Revolving Facility” shall have the meaning set forth in Section 2.1(a).

“Revolving Facility Increase” shall have the meaning set forth in Section 2.2(a).

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Company provided pursuant to Section 2.1(e) in favor of any of the Lenders evidencing the Revolving Loan provided by any such Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Revolving Loans” shall have the meaning set forth in Section 2.1(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a Person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean the Agent, the Lenders and the Bank Product Providers.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Documents” shall mean the Pledge Agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the Pledge Agreement or granting to the Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Significant Subsidiary” shall mean each Subsidiary of the Company (other than an Excluded Subsidiary) with assets totaling more than 3.5% of the total assets of the Company and its Subsidiaries taken as a whole. Notwithstanding the foregoing, the Guarantors that execute the Subsidiary Guaranty as of the Closing Date shall be deemed to be Significant Subsidiaries and in any event will include each of 73 Medical Building L.L.C., Cypresswood Investment L.P. and Sheffield Properties L.L.C.

“Subsidiary” shall mean with respect to any Person, any corporation, association, trust or other business entity with respect to which such Person owns directly, or indirectly through a subsidiary, at least a majority of voting interest entitling such Person to direct the management and policies of such entity.

“Subsidiary Guaranty” shall mean the guaranty executed by the Guarantors in substantially the form of Exhibit 1.1(f).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.9(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.9(a).

“Swingline Lender” shall mean Wells Fargo and any successor swingline lender.

“Swingline Loan” shall have the meaning set forth in Section 2.9(a).

“Swingline Note” shall mean the promissory note of the Company in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.9(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Tangible Net Worth” shall mean the aggregate of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) of the Company and its Subsidiaries as the same properly appears on a balance sheet of the Company prepared in accordance with GAAP, less the sum of the total book value of all assets of the Company and its Subsidiaries which would be treated as intangibles under GAAP including without limitation, such items as good will, leasehold improvements, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capital” shall mean the aggregate of the capital stock (but excluding treasury stock and capital stock that is subscribed and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) of the Company and its Subsidiaries, on a consolidated basis, as the same properly appears on a balance sheet of the Company prepared in accordance with GAAP, plus all Debt of the Company and its Subsidiaries.

“Tranche” shall mean the collective reference to (a) LIBO Rate Loans whose Interest Periods begin and end on the same day and (b) Base Rate Loans made on the same day.

“Transactions” shall mean the closing of this Agreement and the other Loan Documents and the other transactions contemplated hereby and pursuant to the other Loan Documents (including, without limitation, the initial borrowings under the Loan Documents and the payment of fees and expenses in connection with all of the foregoing).

“Type” shall mean, as to any Loan, its nature as a Base Rate Loan or LIBO Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“UHS” Universal Health Services, Inc., a Delaware corporation.

“UHS Subsidiaries” shall mean, as of any date of determination, any Subsidiary or other entity the accounts of which would be consolidated with those of Universal Health Services, Inc. in its consolidated financial statements if such statements were prepared as of such date.

“Unencumbered Property” shall mean any property owned or held under a Capital Lease by the Company which is not subject to any form of mortgage, deed of trust, or other lien or encumbrance; provided that for purposes of this definition, leases shall not be deemed to be encumbrances.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with its successors and/or assigns.

“Wells Fargo Fee Letter” means the letter agreement dated June 28, 2011, addressed to the Company from Wells Fargo and WFS, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“WFS” shall mean Wells Fargo Securities, LLC, together with its successors and assigns.

Section 1.2 Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.

Section 1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited consolidated financial statements of the Company, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Execution of Documents.

Unless otherwise specified, all Loan Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

Section 1.5 Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

LOANS; AMOUNTS AND TERMS

Section 2.1 Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Company from time to time in an aggregate principal amount of up to ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (as increased from time to time as provided in Section 2.2 and as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Lender’s

Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Lender’s Revolving Commitment and (ii) with regard to the Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Base Rate Loans or LIBO Rate Loans, or a combination thereof, as the Company may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Base Rate Loans unless the Company delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Agent not less than three (3) Business Days prior to the Closing Date.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Company shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax or electronic mail) to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBO Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Base Rate Loans, LIBO Rate Loans or a combination thereof, and if LIBO Rate Loans are requested, the Interest Period(s) therefor. If the Company shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBO Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan that is made as a Base Rate Loan shall be in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBO Rate Loan shall be in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Company at the office of the Agent specified in Section 9.2, or at such other office as the Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Company by the Agent by crediting the account of the Company on the books of such office (or such other account that the Company may designate in writing to the Agent) with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

(c) Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.6(a). The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d) Interest. Subject to the provisions of Section 2.7, Revolving Loans shall bear interest as follows:

(i) Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Margin; and

(ii) LIBO Rate Loans. During such periods as Revolving Loans shall be comprised of LIBO Rate Loans, each such LIBO Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBO Rate plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Notes; Covenant to Pay. The Company’s obligation to pay each Lender shall be evidenced by this Agreement and, upon such Lender’s request, by a duly executed promissory note of the Company to such Lender in substantially the form of Exhibit 2.1(e). The Company covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2 Revolving Facility Increase.

(a) Revolving Facility Increases. Subject to the terms and conditions set forth herein, the Company shall have the right, at any time and from time to time prior to the Maturity Date to increase the Revolving Committed Amount (each, a “Revolving Facility Increase”) by an aggregate principal amount for all such Revolving Facility Increases of up to $50,000,000 (“Incremental Increase Amount”).

(b) Terms and Conditions. The following terms and conditions shall apply to any Revolving Facility Increase: (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Revolving Facility Increase, (ii) the terms and documentation of such Revolving Facility Increase (other than the Applicable

Margin and fees, which shall be determined as set forth below in clause (c)) shall be the same as the existing Revolving Facility, (iii) any loans made pursuant to a Revolving Facility Increase shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (iv) any Lenders providing such Revolving Facility Increase shall be entitled to the same voting rights as the existing Lenders and shall be entitled to receive proceeds of prepayments on the same basis as the existing Lenders, (v) any such Revolving Facility Increase shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Incremental Increase Amount, if less), (vi) the proceeds of any such Revolving Facility Increase will be used for the purposes set forth in Section 3.19, (vii) the Company shall execute a Revolving Note, in favor of any new Lender or any existing Lender requesting a Revolving Note, to evidence its Revolving Commitment to the extent increased pursuant to this Section, (viii) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (ix) the Agent shall have received (A) upon request of the Agent, an opinion or opinions of counsel for the Credit Parties, addressed to the and the Lenders, in form and substance acceptable to the Agent substantially similar to those opinions delivered to the Agent on the Closing Date, (B) any authorizing corporate documents as the Agent may reasonably request and (C) if applicable, a duly executed Notice of Borrowing, and (x) the Agent shall have received from the Company an officer’s certificate, in form and substance reasonably satisfactory to the Agent, demonstrating that, after giving effect to any such Revolving Facility Increase on a Pro Forma Basis, the Company will be in compliance with the financial covenants set forth in Sections 5.5, 5.6, 5.7 and 5.8.

(c) Applicable Margin and Fees. The Applicable Margin and any other fees (including upfront fees and commitment fees) on the Revolving Facility Increase will be determined by the Company and the Lenders providing such Revolving Facility Increase at the time such Revolving Facility Increase is made; provided that in the event that the Applicable Margin, Commitment Fee, upfront fees or other fees, taken as a whole, for any Revolving Facility Increase are higher than the Applicable Margin, Commitment Fee, upfront fees or other fees, taken as a whole, for the Revolving Facility, then the Applicable Margin, Commitment Fee, upfront fees or other fees for the Revolving Facility shall be increased to the extent necessary so that such Applicable Margin, Commitment Fee, upfront fees or other fees, as applicable, are equal to Applicable Margin, Commitment Fee, upfront fees or other fees, as applicable, for such Revolving Facility Increase; provided, further, that in determining the interest rate margins applicable to the Revolving Facility Increase and the Revolving Facility, (i) upfront fees payable by the Company to the Lenders under the Revolving Facility or any Revolving Facility Increase in the initial primary syndication thereof (with such upfront fees being equated to interest based on assumed four-year life to maturity) and the effects of any and all interest rate floors shall be included and (ii) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Revolving Facility or to one or more arrangers (or their affiliates) of any Revolving Facility Increase shall be excluded.

(d) Revolving Facility Increase. In connection with the closing of any Revolving Facility Increase, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (which shall not be subject to any processing and/or recordation fees) among the Lenders (which the Company shall be responsible for any costs arising under Section 2.15 resulting from such reallocation and repayments) of Revolving Loans as necessary such that, after giving effect to such Revolving Facility Increase, each Revolving Lender will hold Revolving Loans and Participation Interests based on its Revolving Commitment Percentage (after giving effect to such Revolving Facility Increase).

(e) Participation. Participation in any Revolving Facility Increase may be offered to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of such Revolving Facility Increase. The Company may invite other banks and financial institutions reasonably acceptable to the Agent (such consent not to be unreasonably withheld or delayed) to join this Agreement as Lenders hereunder for any portion of such Revolving Facility Increase; provided that such other banks and financial institutions shall enter into such joinder agreements to give effect thereto as the Agent may reasonably request.

(f) Amendments. The Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any such Revolving Facility Increase.

Section 2.3 Letters of Credit.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require which are not inconsistent with this Agreement, during the Commitment Period the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIFTY MILLION DOLLARS ($50,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars, (iv) Letters of Credit shall be issued for any lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and (v) no Letter of Credit shall be issued after the occurrence and during the continuance of a Default or an Event of Default. Except as otherwise expressly agreed in writing upon by all the Lenders, no Letter of Credit shall have an original expiry date more than one year from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than one year from the date of extension; provided, further, except as otherwise set forth in clause (k) hereof, no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is five (5) Business Days prior to the Maturity Date (the “Letter of Credit Expiration Date”). Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $50,000, or such lesser amount as approved by the Issuing Lender. The Company’s Reimbursement Obligations in respect of each Existing Letter of Credit, and each Lender’s participation obligations in connection therewith, shall be governed by the terms of this Agreement. Wells Fargo shall be the Issuing Lender on all Letters of Credit issued after the Closing Date. The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Agent. The Company shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 3:00 P.M. (Charlotte, North Carolina time) on a Business Day or, if after 3:00 P.M. (Charlotte, North Carolina time), on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the Default Rate. Unless the Company shall immediately notify the Issuing Lender and the Agent of its intent to otherwise reimburse the Issuing Lender, the Company shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Company’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Company may claim or have against the Issuing Lender, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Agent will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Lender from the Agent if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the Business Day such notice is received. If such Lender does not pay such amount to the Agent for the account of the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Base Rate. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Company shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a

Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Agent for the account of the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Lenders from the Agent if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory LOC Borrowing should be less than the minimum amount for borrowings of Loans otherwise provided in Section 2.1(b), the Company shall pay to the Agent for its own account an administrative fee of $500. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Lender hereby agrees that it shall forthwith fund its Participation Interests in the outstanding LOC Obligations on the Business Day such notice to fund is received by such Lender from the Agent if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the Business Day such notice is received; provided, further, that in the event any Lender shall fail to fund its Participation Interest as required herein, then the amount of such Lender’s unfunded Participation Interest therein shall automatically bear interest payable by such Lender to the Agent for the account of the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Company, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of The Uniform Customs and

Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each documentary Letter of Credit.

(h) Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Agreement shall control.

(i) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Company; provided that, notwithstanding such statement, the Company shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Company’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j) Cash Collateral. At any point in time in which there is a Defaulting Lender, the Issuing Lender may require the Company to Cash Collateralize the LOC Obligations pursuant to Section 2.20.

(k) Letters of Credit. The Issuing Lender shall, at the request of the Company, issue one or more Letters of Credit hereunder, with expiry dates that would occur after the Letter of Credit Expiration Date (and after the Maturity Date), based upon the Company’s agreement to fully Cash Collateralize the LOC Obligations relating to such Letters of Credit on the Letter of Credit Expiration Date pursuant to the terms of Section 2.20(a)(ii). In the event the Company fails to fully Cash Collateralize the outstanding LOC Obligations on the Letter of Credit Expiration Date, each outstanding Letter of Credit shall automatically be deemed to be drawn in full, and the Company shall be deemed to have requested a Base Rate Loan to be funded by the Lenders on the Letter of Credit Expiration Date to reimburse such drawing (with the proceeds of such Base Rate Loan being used to Cash Collateralize outstanding LOC Obligations as set forth in Section 2.20). If the event a Mandatory LOC Borrowing cannot for any reason be made on such date (including, without limitation, as a result of the occurrence of a Bankruptcy Event) then each such Revolving Lender hereby agrees that it shall fund its Participation Interests in the outstanding LOC Obligations on such day (with the proceeds of such funded Participation Interests being used to Cash Collateralize outstanding LOC Obligations as set forth in Section 2.20). Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.4 Fees.

(a) Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Company agrees to pay to the Agent, for the ratable benefit of the Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Margin for the Commitment Fee per annum on the average daily unused amount of the Revolving Committed Amount. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b) Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Company agrees to pay to the Agent, for the ratable benefit of the Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Letter of Credit Fee per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Company shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.150% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(d) Administrative Fee. The Company agrees to pay to the Agent the annual administrative fee as described in the Wells Fargo Fee Letter.

Section 2.5 Commitment Reductions.

(a) Voluntary Reductions. The Company shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $500,000 or a whole multiple of $250,000 in excess thereof and shall be irrevocable and effective upon receipt by the Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect. Any reduction in the Revolving Committed Amount shall be applied to the Commitment of each Lender in according to its Revolving Commitment Percentage.

(b) LOC Committed Amount. If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.

(c) Swingline Committed Amount. If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(d) Maturity Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

Section 2.6 Prepayments.

(a) Optional Prepayments. The Company shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of any Base Rate Loan shall be in a minimum principal amount of (i) $100,000 and integral multiples of $100,000 in excess thereof, (ii) each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof and (iii) each partial prepayment of a LIBO Rate Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The Company shall notify the Agent of such prepayment by written notice in the form of Exhibit 2.6(a) (a “Notice of Prepayment”). The Company shall give three Business Days’ irrevocable notice in the case of LIBO Rate Loans and one Business Day’s irrevocable notice in the case of Base Rate Loans, to the Agent (which shall notify the Lenders thereof as soon as practicable). Amounts prepaid under this Section shall be applied to the outstanding Loans as the Company may elect. Within the foregoing parameters, prepayments under this Section 2.6(a) shall be applied first to Base Rate Loans and then to LIBO Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.6(a) shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loan not been prepaid or, at the request of the Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Prepayments. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Company shall immediately prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess. All amounts required to be paid pursuant to this Section shall be applied as follows: (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans and (3) third to Cash Collateralize the LOC Obligations. Within the foregoing parameters, prepayments under this Section 2.6(b) shall be applied first to Base Rate Loans and then to LIBO Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.6(b) shall be subject to Section 2.15, but otherwise without premium or penalty.

(c) Bank Product Obligations Unaffected. Any prepayment made pursuant to this Section 2.6 shall not affect the Company’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

Section 2.7 Default Rate and Payment Dates.

(a) If all or a portion of the principal amount of any Loan which is a LIBO Rate Loan shall not be paid when due or continued as a LIBO Rate Loan in accordance with the provisions of Section 2.8 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(b) Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.7(b) shall be due and payable on the earlier to occur of (x) demand by the Agent (which demand the Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.8 Conversion Options.

(a) The Company may, in the case of Revolving Loans, elect from time to time to convert Base Rate Loans to LIBO Rate Loans or to continue LIBO Rate Loans, by delivering a Notice of Conversion/Extension to the Agent at least three Business Days’ prior to the proposed date of conversion or continuation. In addition, the Company may elect from time to time to convert all or any portion of a LIBO Rate Loan to a Base Rate Loan by giving the Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which a Base Rate Loan is to be converted to a LIBO Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan. LIBO Rate Loans may only be converted to Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBO Rate Loan is to be converted to a Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan. All or any part of outstanding Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBO Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding LIBO Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

(b) Any LIBO Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.8(a); provided, that no LIBO Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Company shall fail to give timely notice of an election to continue a LIBO Rate Loan, or the continuation of LIBO Rate Loans is not permitted hereunder, such LIBO Rate Loans shall be automatically converted to Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.9 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to, in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to the Company (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (the “Swingline Committed

Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Company not later than 3:00 P.M. (Charlotte, North Carolina time) on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Company on the same Business Day such request is received by the Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $50,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $50,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the earlier of thirty (30) days following the date such Swingline Loan is made and the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Company shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Lenders from the Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Base Rate. The Company shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.6(a).

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.7, Swingline Loans shall bear interest at a per annum rate equal to the LIBO Reference Rate plus the Applicable Margin for Revolving Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Company in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.9(d). The Company covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

(e) Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Company to Cash Collateralize the outstanding Swingline Loans pursuant to Section 2.20.

Section 2.10 Computation of Interest and Fees; Usury.

(a) Interest payable hereunder with respect to any Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBO Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. The Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Company or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Loan Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11 Pro Rata Treatment and Payments.

(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Company pursuant to Section 2.4, second, to interest then due and owing hereunder of the Company and, third, to principal then due and owing hereunder and under this Agreement of the Company. Each payment on account of any fees pursuant to Section 2.4 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the Issuing Lender). Each payment by the Company on account of principal of and interest on the Revolving Loans, shall be applied to such Loans on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.6 hereof. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Agent for the account of the Lenders at the Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. (Charlotte, North Carolina time) on the date when due. The Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBO Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBO Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.7) by the Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Loan Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Loan Documents shall or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Agent and the Issuing Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Subsidiary Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product.

Section 2.12 Non-Receipt of Funds by the Agent.

(a) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Agent such Lender’s share of such Extension of Credit, the Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Agent, then the applicable Lender and the Company severally agree to pay to the Agent within two Business Days on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Company, the interest rate applicable to Loans. If the Company and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Extension of Credit to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Agent.

(b) Payments by Company; Presumptions by Agent. Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Lender hereunder that the Company will not make such payment, the Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Company with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBO Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBO Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBO Rate Loans that the Company has requested be outstanding as a LIBO Tranche during such Interest Period, the Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Company shall have notified the Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBO Rate Loans, any Loans that were requested to be made as LIBO Rate Loans shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as LIBO Rate Loans shall remain as or be converted into Base Rate Loans. Until any such notice has been withdrawn by the Agent, no further Loans shall be made as, continued as, or converted into, LIBO Rate Loans for the Interest Periods so affected.

Section 2.14 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the Issuing Lender;

(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (it being understood that Indemnified Taxes and Other Taxes are covered by Section 2.16); or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the Company shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the

Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof; provided any such amounts being demanded of the Company by such Lender shall be made on a nondiscriminatory basis, consistent with other requests being made by such Lender in connection with other similar loans held by such Lender.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, to the extent that such Lender or the Issuing Lender fails to make a demand for such compensation more than six (6) months after becoming aware of such Change in Law giving arise to such increased costs or reductions.

Section 2.15 Compensation for Losses.

Upon demand of any Lender (with a copy to the Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (it being understood that Indemnified Taxes and Other Taxes are covered by Section 2.16) incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment (other than pursuant to Section 2.12) of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company; or

(iii) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 2.19;

excluding any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

Section 2.16 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, the applicable Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Company. Without limiting the provisions of paragraph (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Company. The Company shall indemnify the Agent, each Lender and the Issuing Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. The Company shall also indemnify the Agent, within thirty (30) days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Agent as required by paragraph (g) below; provided that, such Lender or the Issuing Lender, as the case may be, shall indemnify the Company to the extent of any payment the Company makes to the Agent pursuant to this sentence. In addition, the Company shall indemnify the Agent, each Lender and the Issuing Lender, within thirty (30) days after demand therefor, for any incremental Taxes that may become payable by such

Agent, Lender (or its beneficial owners) or Issuing Lender as a result of any failure of any Credit Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Agent, pursuant to clause (d), documentation evidencing the payment of Taxes.

(d) Evidence of Payments. As soon as practicable and in any event within thirty (30) days after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Company or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Company is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii) duly completed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN; or

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall (A) enter into such agreements with the IRS as necessary to establish an exemption from withholding under FATCA; (B) comply with any certification, documentation, information, reporting or other requirement necessary to establish an exemption from withholding under FATCA; (C) provide any documentation reasonably requested by the Company or the Agent sufficient for the Agent and the Company to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied such applicable requirements; and (D) provide a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender certifying that such Lender has complied with any necessary requirements to establish an exemption from withholding under FATCA. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Lender, such Lender or Issuing Lender shall, to the extent permitted by Applicable Law, deliver to the Company and the Agent revised and/or updated documentation sufficient for the Company and the Agent to confirm such Lender’s or such Issuing Lender’s compliance with their respective obligations under FATCA.

(f) Treatment of Certain Refunds. If the Agent, a Lender or the Issuing Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Company pursuant to this Section), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable indemnifying party, upon the request of the Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the Issuing Lender in the event the Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Agent, the Issuing Lender or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Agent, Issuing Lender or Lender in a less favorable net after-Tax position than the Agent, Issuing Lender or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Agent, any Lender or the

Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(g) Indemnification of the Agent. Each Lender and the Issuing Lender shall indemnify the Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender or Issuing Lender that are payable or paid by the Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under any Loan Document against any amount due to the Agent under this paragraph (g). The agreements in paragraph (g) shall survive the resignation and/or replacement of the Agent.

(h) Survival. Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Commitment.

Section 2.17 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) (it being understood that Indemnified Taxes and Other Taxes are covered by Section 2.16) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit so long as the Issuing Bank acts with reasonable care in connection therewith;

(iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Governmental Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d) Nothing in this Section is intended to limit the Reimbursement Obligation of the Company contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.18 Illegality.

Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for such Lender or its Lending Office to make or maintain LIBO Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Agent and the Company thereof, (b) the commitment of such Lender hereunder to make LIBO Rate Loans or continue LIBO Rate Loans as such shall forthwith be suspended until the Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBO Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Base Rate Loans. The Company hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBO Rate Loans hereunder; provided any such amounts being demanded of the Company by such Lender shall be made on a nondiscriminatory basis, consistent with other requests being made by such Lender in connection with other similar loans held by such Lender. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Agent, to the Company shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19 Replacement of Lenders

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, any Lender does not provide its consent in the case of any request of the Company where all Lenders are required to so consent (and the Required Lenders have consented thereto), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender then the Company may, at its sole expenses and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.6;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.20 Cash Collateral.

(a) Cash Collateral.

(i) At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the Issuing Lender or any Swingline Lender, the Company shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(g) and any Cash Collateral provided by the Defaulting Lender).

(ii) If, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding, the Company shall immediately deliver to the Agent for the benefit of the Issuing Lender Cash Collateral in an amount to equal 105% of the stated amount of all such Letters of Credit.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Agent. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Agent, Issuing Lender or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Agent, Issuing Lender or Swingline Lender pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.21 in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii) the Agent’s good faith determination that there exists excess Cash Collateral (which determination shall be confirmed by any Issuing Lender or Swingline Lender affected by such release of Cash Collateral); provided, however, (A) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default (and following application as provided in this Section may be otherwise applied in accordance with Section 2.11), and (B) the Person providing Cash Collateral and each applicable Issuing Lender or Swingline Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.21 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent under this Agreement for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such

Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.21(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Reallocation of Revolving Commitment Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentage (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans outstanding, participations in LOC Obligations and Swingline Loans of any Non-

Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and to any reallocation under Section 2.21(c) and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto and to any reallocation under Section 2.21(c).

(e) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.21(c) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Swingline Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(f) Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any Commitment Fee pursuant to Section 2.4 (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any letter of credit fees pursuant to Section 2.4(b) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral pursuant to Section 2.20. With respect to any Letter of Credit fee pursuant to Section 2.4(b) not required to be paid to any Defaulting Lender pursuant to this Section 2.21(f), the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.21(c) above, (y) after giving effect to any reallocation under Section 2.21(c), pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(g) Defaulting Lender Cure. If the Company, the Agent, the Swingline Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding

Revolving Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 2.21(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Lenders and the Agent as follows:

Section 3.1 Corporate Existence.

(a) The Company (i) is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has adequate power and authority and full legal right to own or to hold under lease its properties and to carry on the business in which it is presently engaged; and (iii) is qualified, licensed, admitted or approved to do business as a foreign business entity in each jurisdiction wherein the character of the properties owned or held under lease by it, or the nature of the business conducted by it, makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

(b) The Company has adequate power and authority and has full legal right to enter into each of the Loan Documents to which it is or is to become a party, to perform, observe and comply with all of its agreements and obligations under each of such documents, and to make all of the borrowings contemplated by this Agreement.

Section 3.2 Subsidiaries.

The Company has no Subsidiaries other than those Subsidiaries listed on Schedule 3.2 and such other Subsidiaries established by the Company from time to time subject to the requirements of Section 5.33. As of the applicable date indicated thereon, the capital structure of the Company is set forth on Schedule 3.2.

Section 3.3 Authority, Etc.

The execution and delivery by the Company of each of the Loan Documents to which it is or is to become a party, the performance by the Company of all of its agreements and obligations under each of such documents and the making by the Company of all of the borrowings contemplated by this Agreement as and when such borrowings are made, have been duly authorized by all necessary action on the part of the Company and its shareholders and do not (i) contravene any provision of its declaration of trust, by-laws or other organizational document, (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of its property under, any agreement, trust deed, indenture, mortgage or other instrument to which it is or may become a party or by which it or any of its property is or may become bound or affected, (iii) violate or contravene any provision of any law, regulation, order or judgment of any court or governmental or regulatory, bureau, agency or official except where such violation or contravention could not reasonably be expected to have a Material Adverse Effect, (iv) require any waivers, consents or approvals by any of the creditors of the Company, (v) require any consents or approvals by any shareholders of the Company (except such as will be duly obtained on or prior to the Closing Date and will be in full force and effect on and as of the Closing Date), or (vi) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any applicable law, except those actions which have been taken or will be taken prior to the Closing Date or where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Binding Effect Of Documents, Etc.

The Company has duly executed and delivered each of the Loan Documents to which it is a party and each of such documents is in full force and effect. The agreements and obligations of the Company contained in each of the Loan Documents to which it is a party constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.5 No Events Of Default, Etc.

No Event of Default has occurred and is continuing. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No event has occurred and is continuing, and no condition exists within the knowledge of the Company which would, with notice or the lapse of time, or both, constitute an Event of Default.

Section 3.6 Title to Properties; Leases.

Except as indicated on Schedule 3.6 hereto, the Company and its Subsidiaries own all of the assets reflected in the balance sheet of the Company as at December 31, 2010, or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no mortgages, leases, liens or other encumbrances except Permitted Liens.

Section 3.7 Financial Statements.

The Company has delivered to the Agent and the Lenders (a) the balance sheets and related statements of income and of cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, audited by KPMG, (b) a company-prepared unaudited balance sheet and related statement of income for the three months ending March 30, 2011, (c) balance sheets and related statements of income for each of the Company’s Health Care Facilities which is leased to UHS, in each case for the year ended December 31, 2010 and (d) the five-year projections of the Company which have been prepared in good faith based upon reasonable assumptions. The financial statements referred to in clauses (a) and (b) above are complete and correct in all material respects and present fairly the financial condition of the Company and its Subsidiaries as of such dates. The financial statements referred to in clauses (a) and (b) above, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

Section 3.8 No Material Changes; No Internal Control Event, Full Disclosure, Etc.

Since December 31, 2010 (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.3(a), from the date of the most recently delivered annual audited financial statements), (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) no Internal Control Event has occurred. No representation or warranty made by the Company in this Agreement, the other Loan Documents or in any agreement instrument, document, certificate, statement or letter furnished to the Lenders or the Agent by or on behalf of the Company in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made. Except as disclosed in writing to the Lenders and the Agent, there is no fact known to the Company or its Subsidiaries which, in the Company’s reasonable belief, has had or could be reasonably expected to have a Material Adverse Effect.

Section 3.9 Permits; Patents; Copyrights.

The Company and its Subsidiaries possess all franchises, patents, copyrights, trademarks, tradenames, licenses and permits and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others.

Section 3.10 Litigation.

There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Company or any of its Subsidiaries or against any of their properties or revenues before any court, tribunal or administrative agency or board which, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

Section 3.11 Compliance With Other Instruments, Laws, Etc.

Neither the Company nor any of its Subsidiaries is in violation of any provision of its declaration of trust (or corporate charter or similar document) or by-laws or any agreement or instrument by which it or any of its properties may be bound or any decree, order, judgment, or, to the knowledge of the Company’s officers, any Requirement of Law, including without limitation, the provisions of the Code and related regulations governing real estate investment trusts, ERISA and environmental laws, in a manner which could result in the imposition of substantial penalties or could be reasonably expected to have a Material Adverse Effect.

Section 3.12 Tax Status; REIT Status.

(a) The Company and its Subsidiaries have made or filed all federal and state income and, all other material tax returns, reports and declarations required by any jurisdiction to which it is subject; and has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b) The Company has operated its business at all times so as to satisfy all requirements necessary to qualify and maintain the Company’s status as a real estate investment trust under Section 856 through 860 of the Code. The Company has maintained adequate records so as to comply with all the record-keeping requirements relating to its qualification as a real estate investment trust as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and has properly prepared and timely filed (taking into account any valid extensions) with the U.S. Internal Revenue Service all returns and reports required thereby.

Section 3.13 Investment Company Act.

Neither the Company nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Indebtedness hereunder.

Section 3.14 Absence of Financing Statements, Etc.

Except as indicated on Schedule 5.11(e) hereto and except in connection with the Loan Documents, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document executed by the Company or any of its Subsidiaries (other than Excluded Subsidiaries) filed or recorded with any filing records, registry, or other public office of any jurisdiction, which purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries (other than any Excluded Subsidiary) or rights thereunder.

Section 3.15 Certain Transactions.

Except for arm’s length transactions pursuant to which the Company or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Company or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries having a value in excess of $250,000 (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.16 Pension Plans.

Neither the Company nor any of its Subsidiaries maintains nor contributes, or has maintained or contributed in the last seven years, to any Pension Plan.

Section 3.17 Margin Regulations.

No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Company does not own “margin stock” except as identified in the financial statements of the Company delivered to Agent pursuant to Section 5.3 and the aggregate value of all “margin stock” owned by the Company does not exceed 25% of the value of its assets.

Section 3.18 Environmental Matters.

(a) To the best knowledge of the Company, the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (collectively, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except to the extent such violation or liability could not reasonably be expected to have a Material Adverse Effect.

(b) To the best knowledge of the Company, (i) the Properties and all operations of the Company at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and (ii) there is no contamination at, under or about the Properties or violation of any Environmental Laws with respect to the Properties or the business operated by the Company (the “Business”) except to the extent such noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 3.18, the Company has not received any written or actual notice of material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the best knowledge of the Company, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to material liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to material liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business that, in each case, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(f) To the best knowledge of the Company, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to material liability under Environmental Laws.

Section 3.19 Use of Proceeds.

The proceeds of the Loans and Letters of Credit shall be used solely by the Company as follows:

(a) with respect to the Loans, (i) to refinance certain existing indebtedness of the Company, (ii) to pay any fees and expenses, (iii) to provide for the working capital and general corporate requirements of the Company and its Subsidiaries (including to make Investments permitted by Section 5.25(e) and for acquisitions permitted under this

Agreement), (iv) to provide mortgage and construction financing permitted by Sections 7.26 and 7.27, (v) to make Distributions permitted by Section 5.24, and (vi) for other general corporate purposes; and

(b) the Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

Section 3.20 Indebtedness.

Except as otherwise permitted under Sections 5.9, the Company and its Subsidiaries (other than Excluded Subsidiaries) have no Indebtedness.

Section 3.21 Solvency.

The fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. The Company and its Subsidiaries, taken as a whole, do not (a) have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) have incurred, or believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

Section 3.22 Investments.

All Investments of the Company and its Subsidiaries are Investments permitted under Section 5.25.

Section 3.23 Labor Matters.

There are no collective bargaining agreements or multiemployer plans covering the employees of the Company or any of its Subsidiaries as of the Closing Date and neither the Company nor any of its Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, or (ii) has knowledge of any potential or pending strike, walkout or work stoppage. No unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, before any Governmental Authority.

Section 3.24 Accuracy and Completeness of Information.

All factual information (which does not include projections) heretofore, contemporaneously or hereafter furnished by or on behalf of the Company or any of its Subsidiaries or the Agent or any Lender for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to the Company which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Company furnished to the Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Company to the Agent and/or the Lender.

Section 3.25 Material Contracts.

As of the Closing Date, Schedule 3.25 sets forth a true and correct and complete list of all Material Contracts currently in effect. Except as permitted by Section 5.32, all of the Material Contracts are in full force and effect and no material defaults currently exist thereunder.

Section 3.26 Insurance.

As of the Closing Date, the present insurance coverage of the Company and its Subsidiaries and, where available, of the lessees of each Health Care Facility is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.26. The insurance coverage of the Company complies with the requirements set forth in Section 5.18.

Section 3.27 Anti-Terrorism Laws.

Neither the Company nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Company nor any of its subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (c) the Patriot Act. Neither the Company nor any of its subsidiaries (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.28 Compliance with OFAC Rules and Regulations.

Neither the Company nor any of its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Entities, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.29 Compliance with FCPA.

The Company and each of its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. Neither the Company nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Company or such subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.30 Equity Interests.

Set forth on Schedule 3.30, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.3(i), is a list of 100% (or, if less, the full amount owned by the Company) of the issued and outstanding Equity Interests owned by the Company of each Domestic Subsidiary of the Company.

Section 3.31 Security Documents.

The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party, and (b) the Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Agent, for the benefit of the Secured Parties, prior to all other Liens other than Permitted Liens.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Closing.

This Agreement shall be effective as of the date on which all of the conditions set forth below shall have been satisfied or waived in writing by the Agent and each of the Lenders:

(a) Execution of Agreement. Each Lender, the Agent and the Company shall have executed and delivered this Agreement.

(b) Subsidiary Guaranty. The Company shall have caused each (i) 73 Medical Building, L.L.C., (ii) Cypresswood Investments L.P. and (iii) Sheffield Properties, L.L.C. to execute and deliver to the Agent the Subsidiary Guaranty.

(c) Pledge Agreement. The Company shall have executed and delivered the Pledge Agreement.

(d) Corporate Documents. The Agent shall have received from the Company:

(i) a certificate of recent date of the Secretary of State of the applicable state of jurisdiction as to the good standing of the Company and each Guarantor and a certificate of recent date of the Secretary of State of each foreign jurisdiction in which the Company and each Guarantor is qualified as a foreign corporation, unless the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(ii) a certificate from the President, Chief Financial Officer or Treasurer of the Company certifying that the representations and warranties of the Company set forth herein are true and correct as of the date hereof;

(iii) a certificate from the Secretary or an Assistant Secretary of the Company and each Guarantor certifying as to the declaration of trust, bylaws and any other organizational documents of the Company and each Guarantor and the resolutions of the Board of Directors of the Company and each Guarantor authorizing the execution, delivery and performance of this Agreement;

(iv) an incumbency certificate from the Secretary or an Assistant Secretary of the Company and each Guarantor certifying to the signatures and status of the officers signing this Agreement;

(v) Notes to the extent requested by the Lenders in accordance with Sections 2.1(e) and 2.9(d), each duly executed by the Company and dated the Closing Date;

(vi) an opinion of the general counsel for the Company, as to the Company and each Guarantor, in the form of satisfactory to the Agent and the Lenders;

(vii) an opinion of Fulbright & Jaworski L.L.P. counsel for the Company, as to the Company and each Guarantor, in a form satisfactory to the Agent and the Lenders;

(viii) stock certificates or other certificates evidencing the Equity Interest pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof; and

(ix) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral;

(e) Arranger Fee. The Company shall have paid to each Arranger, all structuring and arrangement fees due and payable to such Arranger.

(f) Fees. The Company shall have paid to the Lenders, the Agent and Arrangers all fees due and payable pursuant to the Fee Letters and Section 2.4 and any other fees required to be paid prior to or on the Closing Date in connection with the execution and delivery of this Agreement, together with all legal fees and expenses incurred by the Agent in connection with this Agreement.

(g) Proceedings And Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto shall be in form and substance reasonably satisfactory to the Agent and the Agent shall have received (with copies for each Lender) all such counterpart originals or certified or other copies of all such instruments and documents as the Agent shall have reasonably requested.

(h) Consents. The Company shall have provided to the Agent evidence satisfactory to the Agent that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby have been obtained and remain in effect.

(i) Corporate Structure and Other Matters. The corporate, capital and ownership structure of the Company and its Subsidiaries shall be as described on Schedule 3.2 and shall otherwise be satisfactory to the Agent and the Lenders.

(j) No Material Adverse Change. Since December 31, 2010, there shall have not occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(k) No Material Litigation. There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(l) Repayment of Existing Indebtedness. All of the existing indebtedness for borrowed money of the Company and its Subsidiaries (other than Excluded Subsidiaries) shall be repaid in full and all liens relating thereto, if any, extinguished on or prior to the Closing Date (including, without limitation, that certain Credit Agreement dated as of January 19, 2007 by and among the Company, the lenders party thereto and Wells Fargo, as successor in interest by merger of Wachovia Bank, National Association, as administrative agent) other than Non-Recourse Debt and the Indebtedness set forth on Schedule 5.9.

(m) Due Diligence. The Agent and Arranger shall have completed in form and scope satisfactory thereto their business, legal, financial and environmental due diligence on the Company and its Subsidiaries (including due diligence related to management, strategy, material customers and contracts) and shall be satisfied with the corporate and capital structure of the Company and its Subsidiaries in all material aspects.

(n) Financial Statements. All financial statements referred to in Section 3.7 shall have been received by the Agent and shall be in form and substance satisfactory to the Agent and the Lenders.

(o) [Reserved].

(p) Solvency. The Agent shall have received a certificate from the Company executed by the Chief Financial Officer as to the financial condition, solvency and related matters of the Company and its Subsidiaries taken as a whole, in each case after giving effect to the initial borrowings under the Loan Documents, in substantially the form of Exhibit 4.1(p).

(q) Account Designation Letter. The Agent shall have received the executed Account Designation Letter in the form of Exhibit 1.1(a) hereto.

(r) Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(s) Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending or threatened with respect to the Company or any of the Subsidiaries.

(t) Officer’s Certificates. The Agent shall have received a certificate executed by a the President, Chief Financial Officer or Treasurer of the Company as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Company or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Agreement (including the initial Loans made and Letters of Credit issued hereunder), the other Loan Documents and all the transactions contemplated herein and therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, and (C) the Company is in compliance with each of the financial covenants set forth in Sections 5.5, 5.6, 5.7 and 5.8, and demonstrating compliance with such financial covenants.

(u) Patriot Act Certificate. The Agent shall have received a certificate satisfactory thereto, substantially in the form of Exhibit 4.1(u), for benefit of itself and the Lenders, provided by the Company that sets forth information required by the Patriot Act including, without limitation, the identity of the Company and the Guarantors, the name and address of the Company and the Guarantors and other information that will allow the Agent or any Lender, as applicable, to identify the Company and the Guarantors in accordance with the Patriot Act.

(v) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent and its counsel.

Section 4.2 Conditions To Loans.

The obligation of each Lender to make any Extension of Credit hereunder (other than a conversion or continuation under Section 2.8) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Loan Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Company or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender’s LOC Obligations.

(f) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.9 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Company or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s in respect of its Swingline Commitment.

Each request for an Extension of Credit (other than a conversion or a continuation under Section 2.8) and each acceptance by the Company of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (f), as applicable, have been satisfied.

ARTICLE V

COVENANTS OF THE COMPANY

The Company covenants and agrees that, so long as any portion of any Loan or Note or Letter of Credit is outstanding or the Lenders have any obligation to make any Loan or issue any Letter of Credit hereunder, unless the Lenders otherwise agree, in writing:

Section 5.1 Punctual Payment.

The Company will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Commitment Fees, the Letter of Credit Fee, the outstanding LOC Obligations, fees associated with the closing of this Agreement, any other fees payable in connection herewith and any other amounts payable hereunder, all in accordance with the terms of this Agreement, the Notes, and the LOC Documents.

Section 5.2 Legal Existence, Etc.

The Company will maintain its legal existence as a real estate investment trust and qualify as such under the Code and will maintain its good standing under the laws of its jurisdiction of organization, maintain its qualification to do business in each state in which the failure to do so could reasonably be expected to have a Material Adverse Effect, and maintain all of its rights and franchises reasonably necessary to the conduct of its business. The Company will furnish to the Agent and each Lender copies of all amendments to its declaration of trust, by-laws or other organizational documents promptly upon their adoption by the Company or its shareholders. The Company and its Subsidiaries taken as a whole will continue to engage in business of the same general type as now conducted by it on the Closing Date.

Section 5.3 Financial Statements, Etc.

The Company will deliver to the Agent and each Lender:

(a) Annual Financial Statements. Within 90 days (or, if earlier, within 5 days after the required date of delivery to the SEC) after the close of each fiscal year of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of income and retained earnings and of cash flows of the Company and its Consolidated Subsidiaries for such year, including the notes thereto and audited, except with respect to the consolidating statements, by KPMG, in each case setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without qualification and accompanied by a report and a certificate of KPMG or other firm of independent certified public accountants selected by the Company and acceptable to the Agent or other firm of independent certified public accountants selected by the Company and acceptable to the Agent, reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate, which report shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws;

(b) Quarterly Financial Statements. Within 45 days (or, if earlier, within 5 days after the required date of delivery to the SEC) after the end of each fiscal quarter of the Company, other than the final quarter in a fiscal year, (i) unaudited company-prepared consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries, as of the end of such period and related statements Company prepared consolidated and consolidating statements of income and retained earnings and of cash flows for the Company and its Consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case, setting forth in comparative form consolidated and consolidating figures for the period or periods in the preceding fiscal year (subject to normal year-end audit adjustments) and including management discussion and analysis of operating results in comparative form;

(c) Annual Budget Plan. As soon as available, but in any event within sixty (60) days of the end of each fiscal year, a copy of the detailed annual operating budget and cash flows or plan of the Company for the then fiscal year on a quarterly basis, in form and detail reasonably acceptable to the Agent and the Required Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

(d) Compliance Certificate. At the delivery of each quarterly and annual financial statement delivered pursuant to clauses (a) and (b) above, a compliance certificate, substantially in the form of Exhibit 5.3(d) hereto, showing compliance by the Company with the covenants set forth in Sections 5.5 - 5.8 hereof;

(e) Officer’s Certificate. At the time of delivery of each quarterly and annual statement, a certificate, executed by the chief executive officer or Chief Financial Officer or Treasurer of the Company, stating that such officer has caused this Agreement to be reviewed and has no knowledge of any Default by the Company during such quarter or at the end of such year or, if such officer has such knowledge, specifying each Default and the nature thereof;

(f) Management Letters. Promptly upon receipt thereof, copies of all management letters and other material reports which are submitted to the Company by its independent accountants in connection with any annual or interim audit of the Company made by such accountants;

(g) SEC Reports, Etc. As soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, copies of such other financial statements and reports sent by the Company to its shareholders, copies of all press releases, and copies of all regular and periodic reports which the Company may be required to file with the SEC (including any certifications required under Sarbanes-Oxley) or any similar or corresponding governmental commission, department or agency substituted therefor;

(h) Prospectus Update. Promptly after the effective date, copies of any new, revised or updated prospectus used by the Company to effect sales of its shares; and

(i) Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.3(a) and 5.3(b) above, (i) an updated copy of Schedule 3.2 and Schedule 3.30 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since such Schedule was last updated, as applicable, (ii) an updated copy of Schedule 3.25 if any new Material Contract has been entered into since the Closing Date or since such Schedule was last updated, as applicable, together with a copy of each new Material Contract and (iii) an updated copy of Schedule 3.26 if the Credit Parties or any of their Subsidiaries has altered or acquired any insurance policies since the Closing Date or since such Schedule was last updated.

(j) Other Matters. With reasonable promptness, such other information related to the Company as the Agent or any Lender may reasonably request in writing.

All such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Documents required to be delivered pursuant to Section 5.3 or Section 5.4 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Company shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.4 Health Care Facilities - Financial Statements, Etc.

The Company will use commercially reasonable efforts to obtain from each operator of a Health Care Facility leased by the Company or on which the Company holds a Mortgage Loan, a consent to deliver to the Agent and each Lender copies of the financial statements, notices and information described in (a), (b) and (d) below. The Company will deliver to the Agent and each Lender:

(a) upon the later of receipt by the Company or, in the case of quarterly information, the date the Company delivers its financial statements pursuant to Section 5.2(b), or in the case of annual information, the date the Company delivers its financial statements pursuant to Section 5.2(a), copies of any quarterly or annual balance sheets and statements of income of any operator of any Health Care Facility leased by the Company or on which the Company holds a Mortgage Loan and copies of any quarterly or annual balance sheets and statements of income of any Person which is a guarantor of any such lease or loan, including in each case a calculation by the Chief Financial Officer or Treasurer of the Company of the applicable Facility Coverage Ratio;

(b) promptly upon receipt thereof by the Company, any notice of deficiency with respect to any of its Health Care Facilities from any Governmental Authority, licensing board or agency, or any notice of any inquiry, proceeding, investigation, or other action with respect to any of its Health Care Facilities, including, without limitation, any notice from any federal, state or local environmental agency or board of potential liability, that could materially affect the financial condition, properties or business of the Company;

(c) upon request, an appraisal, made at the Company’s expense (except as limited hereby) in form and substance satisfactory to the Agent, of any Health Care Facility of the Company (other than those leased to UHS or a UHS Subsidiary) that has a Facility Coverage Ratio of less than 1.6 to 1.0 for the most recent four fiscal quarters;

provided that the Company shall not be required to pay for more than one appraisal of any single Health Care Facility during any period of twenty-four (24) consecutive months; and

(d) with reasonable promptness, such other information related to the operators of such Health Care Facilities as the Agent or any Lender may reasonably request in writing.

Section 5.5 Tangible Net Worth.

The Company will maintain at all times (but which shall be calculated only for the last day of each fiscal quarter) Tangible Net Worth of not less than $125,000,000.

Section 5.6 Ratio of Debt To Total Capital.

The Company will not permit the ratio of Debt of the Company and its Subsidiaries on a consolidated basis to Total Capital to exceed .55 to 1.0 as of the last day of each fiscal quarter of the Company.

Section 5.7 Debt Service Coverage Ratio.

The Company will not permit the Debt Service Coverage Ratio as of the last day of any fiscal quarter occurring during the fiscal year set forth below to be less than the ratio corresponding to such fiscal year set forth below:

For each fiscal quarter ending in the fiscal year set forth below	Minimum Debt Service Coverage Ratio
2011	6.0 to 1.0
2012	5.0 to 1.0
2013	4.0 to 1.0
2014 and thereafter	3.0 to 1.0

Section 5.8 Debt To Cash Flow Available For Debt Service.

The Company will not permit the ratio of Debt of the Company and its Subsidiaries on a consolidated basis as of such date of determination to Cash Flow Available for Debt Service of the Company and its Subsidiaries on a consolidated basis (for the four most recently ended fiscal quarters) to be greater than 3.5 to 1.0 as of the last day of each fiscal quarter of the Company.

Section 5.9 Indebtedness.

The Company will not, nor will it permit any Subsidiary to, incur or permit to exist or remain outstanding any Indebtedness to any Person provided, however, that the Company and its Subsidiaries may incur or permit to exist or remain outstanding:

(a) Indebtedness of the Company arising under this Agreement or the other Loan Documents;

(b) Indebtedness in respect of taxes, including withholding and payroll taxes, assessments, governmental charges or levies, and claims for labor, materials and supplies to the extent that payment therefor is not at the time required to be made in accordance with the provisions of Section 5.19;

(c) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Company or any of its Subsidiaries provided that the aggregate principal amount of all such Indebtedness shall not exceed the lesser of (i) 100% of the aggregate cost, to the Company or such Subsidiary of the real or personal property so acquired and (ii) the fair market value of such acquired property, determined on or about the time of such acquisition on the basis of an MAI appraisal or such other valuation method as may from time to time be acceptable to the Required Lenders (it being understood that an MAI appraisal shall be a valuation method which is acceptable to the Required Lenders) and further provided that after giving effect to such Indebtedness the Company would (on a Pro Forma Basis, calculated as of the last day of the immediately preceding fiscal quarter) be in compliance with Sections 5.5 – 5.8;

(d) Indebtedness in respect of leases of real and personal property by the Company and its Subsidiaries provided that the aggregate amount due is not greater than $2,000,000 in any one fiscal year;

(e) Non-Recourse Debt;

(f) Indebtedness and obligations owing under Hedging Agreements entered into to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(g) Indebtedness outstanding on the date of this Agreement and described on Schedule 5.9 of such Agreement (and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension); and

(h) Indebtedness incurred after the date hereof which is secured by a mortgage, pledge, security interest or other lien or encumbrance on any of its property, provided that, after giving effect to such Indebtedness the Company would (on a Pro Forma Basis, calculated as of the last day of the immediately preceding fiscal quarter) be in compliance with Sections 5.5 – 5.8, the aggregate amount of all such secured Indebtedness shall not exceed $30,000,000.

Section 5.10 Security Interests and Liens; Negative Pledge.

The Company will not, nor will it permit any of its Subsidiaries to, create or permit to exist any mortgage, pledge, security interest or other lien or encumbrance on any of their respective properties except:

(a) Liens under the Security Documents;

(b) Liens arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained in accordance with GAAP, or taxes and assessments which are not due and delinquent;

(c) Liens of carriers, warehousemen, mechanics and materialmen and other like liens;

(d) pledges or deposits made in connection with workmen’s compensation, unemployment or other insurance, old age pensions, or other Social Security benefits, and good faith deposits in connection with tenders, contracts or leases to which it is a party or deposits to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds and other similar obligations;

(e) such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to similar properties which do not materially impair the property affected thereby for the purpose for which it was acquired;

(f) Liens existing on the date of this Agreement and described on Schedule 5.10(f) of such Agreement and purchase money security interests in or purchase money mortgages on, or mortgages given in connection with the contemporaneous refinancing of, real property acquired after the date hereof to secure purchase money indebtedness of the type incurred in connection with the acquisition or refinancing of such property, which security interests or mortgages cover only the real or personal property so acquired or refinanced and proceeds thereof and reasonable attachments and accessions thereto; and

(g) Liens securing Indebtedness permitted by Section 5.9 (collectively, “Permitted Liens”).

Section 5.11 No Further Negative Pledge.

The Company will not, nor will it permit any of its Subsidiaries (other than Excluded Subsidiaries) to, enter into any commitment or agreement with any other party that limits or impairs the ability of the Company or any such Subsidiaries to grant security interests, liens or mortgages in favor of the Lenders, except that this Section 5.11 shall not be deemed to prohibit the granting of any Lien permitted by Section 5.10.

Section 5.12 Guarantees.

The Company will not, nor will it permit any of its Subsidiaries to, guarantee or otherwise in any way become or be responsible for indebtedness or obligations (including working capital maintenance, take-or-pay contracts, etc.) of any other Person, contingently or otherwise, except:

(a) the endorsement of negotiable instruments of deposit in the normal course of business;

(b) guarantees by the Company or a Subsidiary issued to secure Indebtedness permitted by Sections 5.9; and

(c) guarantees (other than those described in (a) and (b) of this Section) made in the ordinary course of business which shall not at any time exceed $5,000,000 in the aggregate.

For the avoidance of doubt, the Company nor any wholly-owned Subsidiary of the Company (other than an Excluded Subsidiary) shall be permitted to guarantee any Non-Recourse Debt.

Section 5.13 Notice of Litigation And Judgments.

The Company will give notice to the Agent and each of the Lenders in writing, in form and detail satisfactory to the Lenders, within ten (10) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is or becomes a party involving an uninsured or unindemnified claim of more than $5,000,000 against the Company or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Company will give notice, in writing, in form and detail satisfactory to the Lenders, within ten (10) Business Days of any judgment, final or otherwise, against the Company or any of its Subsidiaries in an amount in excess of $5,000,000.

Section 5.14 Notice of Defaults; Material Adverse Effect.

(a) The Company will give notice to the Agent and each of the Lenders immediately upon becoming aware of the occurrence of any Default or Event of Default under this Agreement. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other obligation to which or with respect to which the Company or any of its Subsidiaries is a party or obligor, whether as principal or surety, and such claimed default has potential total liability in excess of $5,000,000 the Company shall forthwith give written notice thereof to each of the Lenders, describing the notice or action and the nature of the claimed default; and

(b) The Company will give notice to the Agent and each of the Lenders immediately upon becoming aware, but in any event within five (5) Business Days, of the occurrence of any event that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 5.15 Notices With Regard to Health Care Operators.

The Company will give notice to the Agent and each of the Lenders, and will provide information to the Agent and each of the Lenders, of the types set forth in Sections 5.13 and 5.14 hereof as to each operator of Health Care Facilities owned by the Company or on which the Company holds a mortgage, provided, that such operator consents in writing to the release of such information. The Company will use commercially reasonable efforts to acquire the written consent of each operator for the release of such information.

Section 5.16 Books and Records.

The books and records relating to the financial affairs of the Company and its Subsidiaries shall at all times be maintained in accordance with GAAP consistently applied.

Section 5.17 Maintenance of Properties.

The Company shall maintain (or cause to be maintained) and shall cause each of its Subsidiaries to maintain (or cause to be maintained) each of its properties in good physical condition and shall make (or cause to be made) all necessary repairs, replacements and renewals thereon except where the failure to so maintain could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18 Insurance.

The Company will require that the lessees of its properties maintain at all times with financially sound and reputable insurers insurance with respect to their properties and business and against such casualties and contingencies and in such types and such amounts as shall be in accordance with sound business practices and reasonably satisfactory to the Agent. Without limiting the foregoing, the Company will use commercially reasonable efforts cause such lessees to (i) keep all of its physical property insured against fire and extended coverage risks in amounts and with deductibles equal to those generally maintained by businesses of similar size engaged in similar activities in similar geographic areas, (ii) maintain all such workers’ compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses of similar size engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of the Company and business interruption insurance. In the event that any lessee shall fail to maintain such insurance, the Company will maintain such insurance. The Company will notify the Agent and each Lender of any cancellation of any such insurance. Evidence of all renewals or replacements of such insurance from time to time in force, satisfactory to the Agent shall be delivered to the Agent before the expiration date of the then current insurance.

Section 5.19 Taxes.

The Company will pay all taxes or other assessments or governmental charges or levies imposed upon it or upon its income or profits or upon its property prior to the time when any penalties or interest (except interest during extensions of time for filing of federal income tax returns not in excess of six months) accrue with respect thereto, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property unless, in any such case, the amount, applicability or validity of such amounts is contested in good faith by appropriate proceedings and other appropriate action and an adequate reserve therefor has been established and is maintained in accordance with GAAP. The Company will, and will cause each of its Subsidiaries to, also pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, except where the failure to do so could not reasonably be expected to have an Material Adverse Effect.

Section 5.20 Compliance With Laws, Contracts, and Licenses.

The Company will, and will cause each of its Subsidiaries to (i) comply with all laws, including the Patriot Act, CERCLA and Environmental Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the Company’s or Subsidiary’s noncompliance with which could reasonably be expected to have a Material Adverse Effect, including, without limitation, the provisions of the Code and related regulations governing real estate investment trusts, as the same may be as amended and in effect from time to time and (ii) promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, license or order, and accomplish any filing or registration with, any court or judicial, administrative or Governmental Authority which may be or may become necessary in order that it perform in all material respects all of its obligations under this Agreement or the other Loan Documents and in order that the same may be valid and binding and effective in accordance with their terms and in order that the Lenders may be able freely to exercise and enforce any and all of their rights under this Agreement or the other Loan Documents, (iii) comply with the provisions of its charter documents and by-laws and (iv) comply with all agreements and instruments by which it or any of its properties may be bound.

Section 5.21 Access.

The Company will, and will cause each of its Subsidiaries to, permit any Lender, by its representatives and agents, to inspect any of the properties, including, without limitation, corporate books, computer files and tapes and financial records of the Company and its Subsidiaries to examine and make copies of the books of accounts and other financial records of the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Lender may designate.

Section 5.22 ERISA Compliance.

Neither the Company nor any of its Subsidiaries will permit any employee pension benefit plan (as that term is defined in Section 3 of ERISA) maintained by the Company to (x) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code that is likely to result in a material liability for the Company; or (y) incur any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, whether or not waived; or (z) terminate any such benefit plan in a manner which could result in the imposition of a lien or encumbrance on the assets of the Company pursuant to Section 4068 of ERISA.

Section 5.23 Reserves.

The Company will, and will cause each of its Subsidiaries to, maintain reserves, appropriate for the Company and its Subsidiaries, for depreciation, taxes and other expenses or liabilities in accordance with GAAP.

Section 5.24 Distributions.

Neither the Company nor any of its Subsidiaries will make any Distributions other than (a) Distributions required by the Code and related regulations governing real estate investment trusts, (b) Distributions by a Subsidiary to the Company and (c) Distributions to shareholders in excess of the amounts permitted by clause (a) above provided that no Default or Event of Default then exists or would result from such payment; provided, however, in no event may the Company make any Distributions with respect to any fiscal year that exceed ninety-five percent (95%) of the Company’s Cash Available for Distributions for such fiscal year unless and to the extent that such Distributions are required to be made by the Code and related regulations governing real estate investment trusts.

Section 5.25 Investments.

Neither the Company nor any of its Subsidiaries will make or maintain any Investment, except for Investments which consist of:

(a) obligations having an original maturity of not greater than three years issued or guaranteed as to principal and interest by the United States of America;

(b) certificates of deposit issued by any of the Lenders or any other bank organized under the laws of the United States of America or any state thereof and having capital and unimpaired surplus of at least $50,000,000 or of foreign subsidiaries of such banks;

(c) commercial paper or finance company paper which is rated not less than BBB or its equivalent by S&P or Moody’s;

(d) repurchase agreements secured by any one or more of the Investments permitted by paragraphs (a), (b) or (c) above;

(e) direct or indirect Investments in domestic (United States) Health Care Facilities which Investments either (i) existed on the Closing Date and set forth on Schedule 5.25(e), or (ii) were or are made after such date, provided that no Investment in any one Health Care Facility made after such date shall be made with respect to any Health Care Facility the acquisition cost of which exceeds the lesser of $40,000,000 or the fair market value of the acquired property, determined on the basis of an MAI appraisal or such other valuation method as may from time to time be acceptable to the Required Lenders, provided that after giving effect to such Investment the Company would (on a Pro Forma Basis, calculated as of the last day of the immediately preceding fiscal quarter) be in compliance with Sections 5.5 – 5.8. Any indirect Investment shall be restricted to an Investment made by the Company in a Person engaged exclusively in the business of owning or operating domestic Health Care Facilities and in which the Company has an Equity Interest of at least 25%;

(f) Mortgage Loans permitted by Section 5.26;

(g) Construction Loans permitted by Section 5.27; and

(h) Investments made in connection with the 2011 Portfolio Transaction.

Section 5.26 Mortgage Loans.

The Company will not permit at any time the aggregate outstanding principal amount of the Mortgage Loans held by the Company and its Subsidiaries to exceed $30,000,000 and will not make any Mortgage Loan in an original principal amount in excess of $20,000,000. In no event may the Company or any of its Subsidiaries provide any Mortgage Loan to any Person except on a full recourse basis to an owner or operator of a domestic (United States) Health Care Facility and except upon using the Company’s commercially reasonable efforts to obtain the agreement and consent of such Person to provide its quarterly and annual balance sheets and income statements to the Company or to the its Subsidiary for delivery to the Agent and each Lender.

Section 5.27 Construction Loans.

(a) In the event that any portion of the Loans is to be used by the Company to finance the construction of Health Care Facilities, the Company will monitor such construction to insure that all approvals, consents, waivers, orders, agreements, acknowledgments, authorizations, permits and licenses required under any law, ordinance, code, order, rule or regulation of any Governmental Authority, or under the terms of any restriction, covenant or easement affecting the construction project, or otherwise necessary, for the ownership and acquisition of the subject properties and the improvements thereon, the construction and equipping of the improvements being constructed on the subject properties, and the use, occupancy and operation of the construction project as a Health Care Facility following completion of construction of the improvements on the subject property, have been obtained, whether from a Governmental Authority or other Person. Further, the Company will give notice to the Agent and each of the Lenders immediately after becoming aware that any construction project will likely not be completed in a timely manner or on budget. The Company shall from time to time deliver such further information and take such further action as may be reasonably requested by the Agent or any Lender to effect the purposes of this Section 5.27.

(b) The Company will not permit at any time the aggregate outstanding principal amount of Construction Loans to exceed $25,000,000. In no event may the Company provide any Construction Loans to any Person except on a full recourse basis to an owner or operator of a domestic (United States) Health Care Facility and except upon using the Company’s commercially reasonable efforts to obtain the agreement and consent of such Person to provide its quarterly and annual balance sheets and income statements to the Company for delivery to the Agent and each Lender.

Section 5.28 Environmental Audits.

The Company will not make any Investment, Mortgage Loan or Construction Loan otherwise permitted by Section 5.25(e), 5.26 or 5.27, respectively, unless the Company shall have first received a Phase I environmental audit report with respect to the property involved, which audit shall have been conducted not earlier than twenty-four (24) months prior to the date of the transaction, a copy of such audit shall have been furnished to the Lenders, and such audit shall not have reported or uncovered any environmental matters which could have a material adverse effect on such property or on the financial condition, properties or business of the Company.

Section 5.29 Merger, Consolidation and Disposition of Assets.

(a) Neither the Company, nor any of its Subsidiaries, will at any time merge or consolidate with or into any Person or sell or otherwise dispose of any Health Care Facility of the Company leased to UHS or to a UHS Subsidiary, except (i) that the Company may sell, if after giving effect to such sale no Default or Event of Default exists or would result as a consequence thereof, any Health Care Facility of the Company leased to UHS or to a UHS Subsidiary so long as such Health Care Facilities so sold do not in the aggregate account for more than 5% of the total assets of the Company and its Subsidiaries as determined in accordance with GAAP over the term of this Agreement, (ii) a Subsidiary of the Company may merge with and into any wholly-owned Subsidiary of the Company and (iii) any Subsidiary of the Company may merge with and into the Company so long as the Company is the surviving corporation.

(b) No Subsidiary that is not an Excluded Subsidiary will at any time (x) merge or consolidate with an Excluded Subsidiary or (y) sell or otherwise transfer of any assets to an Excluded Subsidiary. Notwithstanding the foregoing, the Company or any Subsidiary may sell or otherwise transfer assets to an Excluded Subsidiary so long as the aggregate amount of the fair market value of all such assets does not exceed $17,000,000.

Section 5.30 Sale and Leaseback.

Neither the Company, nor any of its Subsidiaries, will enter into any arrangement, directly or indirectly, whereby the Company or a Subsidiary shall sell or transfer any property owned by it and then or thereafter lease such property or lease other property that the Company or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

Section 5.31 Use of Proceeds.

After the date of this Agreement the Company will use the proceeds of the Loans (a) to refinance certain existing indebtedness of the Company, (b) to pay any fees and expenses, (c) to provide for the working capital and general corporate requirements of the Company and its Subsidiaries (including to make Investments permitted by Section 5.25(e) and for acquisitions permitted under this Agreement), (d) to provide mortgage and construction financing permitted by Sections 5.26 and 5.27, (e) to make Distributions permitted by Section 5.24, and (f) for other general corporate purposes. The Company will not use the proceeds of any Loan, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

Section 5.32 Fiscal Year; Organizational Documents; Material Contracts.

Neither the Company, nor any of its Subsidiaries, will, upon less than thirty (30) days prior written notice, change its fiscal year or accounting policies except to comply with changes in GAAP. Neither the Company, nor any of its Subsidiaries, will amend, modify or change its declaration of trust (or corporate charter or other similar document) in any matter materially adverse to the Lenders, without the prior written consent of the Required Lenders. Neither the Company, nor any of its Subsidiaries, will, without the prior written consent of the Agent, amend, modify, cancel or terminate or fail to renew or extend any of the Material Contracts, except in the event that such amendments, modifications, cancellations, terminations or failure to renew could not reasonably be expected to have a Material Adverse Effect.

Section 5.33 Subsidiary Guarantors.

The Company shall promptly upon the formation or acquisition of any additional wholly-owned Significant Subsidiary or upon any wholly-owned Subsidiary (other than an Excluded Subsidiary) becoming a Significant Subsidiary, and in any event within 30 days of such formation, acquisition or change to status of a Significant Subsidiary, (i) cause such Significant Subsidiary to (i) execute joinder to the Subsidiary Guaranty substantially in the form of the Guarantor Accession (as defined in the Subsidiary Guaranty) and (ii) deliver such organizational documents, secretary’s certificates and legal opinions in connection therewith as the Agent may reasonably request.

Section 5.34 Pledged Assets.

The Company will cause 100% of the Equity Interests in each of its direct Domestic Subsidiaries and 65% (to the extent the pledge of a greater percentage would be unlawful or may cause any adverse tax consequences to the Company) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries, to be subject at all times to a first priority, perfected Lien in favor of the Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Agent shall reasonably request.

Section 5.35 Further Assurances.

The Company shall at any time or from time to time execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent or any Lender, in each case further and more perfectly to effect the purposes of this Agreement and the other Loan Documents.

Section 5.36 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to the 2011 Portfolio Transaction or any other transaction between or among the Company and any of its wholly-owned Subsidiaries (other than Excluded Subsidiaries) or between and among any wholly-owned Subsidiaries (other than Excluded Subsidiaries).

ARTICLE VI

[RESERVED]

ARTICLE VII

EVENTS OF DEFAULT; ACCELERATION

Section 7.1 Events of Default.

If any of the following events (an “Event of Default”) has occurred and is continuing:

(a) if the Company shall fail to (i) pay any principal on the Loans or any Note owing hereunder or fail to reimburse the Issuing Lender for any LOC Obligations in each case when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment in accordance with the terms hereof or thereof or (ii) the Company shall fail to pay any interest on the

Loans or any other amount payable hereunder or under the LOC Documents when the same shall become due and payable and such failure shall continue for three (3) Business Days(or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing within the applicable period of time);

(b) if the Company shall fail to comply with any of its covenants contained in Sections 5.1, 5.2, 5.5-5.12, or 5.24-5.32;

(c) if the Company or any Subsidiary shall fail to perform any term, covenant or agreement contained herein or in any other Loan Document (other than those specified in subsections (a) and (b) above) and the continuance of such failure shall exist for 30 days after written notice of such failure has been given to the Company by the Agent;

(d) if any representation or warranty of the Company in this Agreement or of the Company or any Guarantor in any other Loan Document shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(e) if the Company or any of its Significant Subsidiaries shall (i) fail to make any payment due on any Indebtedness (having a total amount outstanding in excess of $5,000,000), or (ii) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any Indebtedness (having a total amount outstanding in excess of $5,000,000) and the effect of such failure could or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or a trustee for such holder or holders or of any obligations issued thereunder to accelerate the maturity thereof;

(f) if the Company or any of its Significant Subsidiaries shall be involved in financial difficulties as evidenced (i) by its admission in writing of its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert or challenge in a timely manner the material allegation of any such petition; (iv) by the entry of an order for relief against it in any involuntary case commenced under Title 11 which remains undischarged or unstayed for more than sixty (60) days; (v) by its seeking relief as a debtor under any applicable law, other than Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent or (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors which remains undischarged or unstayed for more than sixty (60) days; (vii) by the entry of an order by a court of competent jurisdiction assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property which remains undischarged or unstayed for more than sixty (60) days; or (viii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property (the occurrence of any of the foregoing shall constitute a “Bankruptcy Event”);

(g) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty days, whether or not consecutive, any final judgment against the Company or any of its Significant Subsidiaries which, with other outstanding final judgments which are also undischarged, unsatisfied and unstayed for more than sixty days, against such Person(s) exceeds $5,000,000 in aggregate amount with respect to the Company or any of its Significant Subsidiaries;

(h) if UHS of Delaware, Inc., a subsidiary of UHS, shall cease to be the real estate investment trust advisor to the Company and a new advisor satisfactory to each of the Lenders has not been appointed, or a group of managers satisfactory to each of the Lenders has not been hired, within ninety (90) days of such cessation;

(i) (i) if any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of thirty percent (30%) or more of the outstanding shares of common stock of the Company; or, (ii) during any period of twelve consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company;

(j) if any guarantee by UHS of any lease by the Company to a UHS Subsidiary is disavowed, terminated, or ceases to be in full force and effect, or is waived or amended without the prior written consent of the Required Lenders (other than the termination of a guarantee of such a lease in connection with the sale of a Health Care Facility permitted by Section 5.29) or if UHS shall fail to pay when due (after giving effect to any applicable grace period) amounts owing under any guarantee of obligations of a UHS Subsidiary owed to the Company under any lease;

(k) any lease by the Company to a UHS Subsidiary is terminated (other than as scheduled by its terms) prior to its stated term, or is amended or compliance by the lessee is waived, without the prior written consent of the Required Lenders (other than the termination of a lease of a Health Care Facility in connection with a sale of such Health Care Facility permitted by Section 5.29);

(l) if the Company or any of its Significant Subsidiaries shall fail to make any payment due under any Hedging Agreement or if the Company or any of its Significant Subsidiaries shall fail to observe or perform any material term, covenant or agreement contained in any Hedging Agreement and the effect of such failure could or would have permitted (assuming the giving of appropriate notice if required) the counterparty thereof to terminate such Hedging Agreement and demand payment from the Company or such Significant Subsidiary in excess of $5,000,000; or

(m) if the Subsidiary Guaranty or any material provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Subsidiary Guaranty;

(n) if any material provision of any Loan Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral; or

(o) if the Company or any of its Subsidiaries maintains or contributes to any Pension Plan.

Section 7.2 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Loan Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Agent may, or upon the written request of the Required Lenders, the Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Company to pay to the Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, exercise such other rights and remedies as provided under the Loan Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Lender, and neither the Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.2 Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 8.3 Exculpatory Provisions.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 8.4 Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Agent and Other Lenders.

Each Lender and the Issuing Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7 Indemnification.

The Lenders agree to indemnify the Agent, the Issuing Lender and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8 Agent in Its Individual Capacity.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9 Successor Agent.

The Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Company, to appoint a successor, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Wells Fargo, as Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 8.10 Collateral and Guaranty Matters.

(a) The Lenders and the Bank Product Provider irrevocably authorize and direct the Agent:

(i) to release any Lien on any Collateral granted to or held by the Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) and the expiration or termination of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.29, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b) In connection with a termination or release pursuant to this Section, the Agent shall promptly execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination or release. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section.

Section 8.11 Bank Products.

No Bank Product Provider that obtains the benefits of Sections 2.11 and 7.2, any guaranty by virtue of the provisions hereof or of any guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products unless the Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Bank Product Provider.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Waivers and Consents.

Neither this Agreement nor any of the other Loan Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the Default Rate which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) release the Company or all or substantially all of the value of the Guaranty, without the written consent of all of the Lenders; provided that the Agent may release any Guarantor permitted to be released pursuant to the terms of this Agreement; or

(iv) release all or substantially all of the value of the Collateral without the written consent of all of the Lenders; provided that the Agent may release any Collateral permitted to be released pursuant to the terms of this Agreement or the Security Documents; or

(v) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(vi) permit the Company to assign or transfer any of its rights or obligations under this Agreement or other Loan Documents without the written consent of all of the Lenders; or

(vii) amend, modify or waive any provision of the Loan Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(viii) amend, modify or waive the pro rata sharing of payments by and among the Lenders without the written consent of each Lender directly affected thereby; or

(ix) amend, modify or waive any provision of Article VIII without the written consent of the then Agent.

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Agent, the Issuing Lender or the Swingline Lender under any Loan Document shall in any event be effective, unless in writing and signed by the Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the Company, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Loan Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Company shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

Notwithstanding any of the foregoing to the contrary, the Company and the Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Agent), in any provision of any Loan Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders (other a as a result of being a Defaulting Lender).

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 9.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Agent in accordance with Section 2.2.

Section 9.2 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) If to the Company or any other Credit Party:

Cheryl K. Ramagano

Vice President & Treasurer

Universal Health Realty Income Trust

367 South Gulph Road

King of Prussia, PA 19406

Telecopier:     (610) 382-4407

Telephone:     (610) 768-3402

Email: cheryl.ramagano@uhsinc.com

(ii) If to the Agent:

Wells Fargo Bank, National Association, as Agent

1525 West W.T. Harris Blvd.

Mail Code NC 0680

Charlotte, North Carolina 28262

Attention:     Syndication Agency Services

Telephone:   (704) 590-2912

Fax:              (704) 715-0017

Email: andrew.wullshleger@wachovia.com

with a copy to:

Wells Fargo Bank, National Association

301 South College Street, 15th Floor

MAC D1053-150

Charlotte, North Carolina 28202

Attention:     Andrea Chen

Telephone:   (704) 383-3747

Fax:              (704) 715 -1438

Email: andrea.chen@wachovia.com

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when confirmed receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Lender pursuant to Article II if such Lender, the Swingline Lender or the Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Company agrees that the Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Agent’s transmission of communications through the Platform.

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.

Section 9.5 Payment of Expenses and Taxes; Indemnity.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Agent, any Lender, the Swingline Lender or the Issuing Lender), and shall pay the reasonable fees and time charges for attorneys who may be employees of the Agent, any Lender, the Issuing Lender or the Swingline Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or result from a claim brought by the Company or any other Credit Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This section (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Credit Parties shall assert, and each of the Credit Parties hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.

(e) Payments. All amounts due under this Section shall be payable promptly/not later than ten (10) days after demand therefor.

(f) Survival. The agreements contained in this Section shall survive the resignation of the Agent, the Swingline Lender and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Credit Party Obligations.

Section 9.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any portion of the Revolving Facility, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender. In addition, the Agent shall maintain on the Register information regarding the designation and revocation of designation, of any Lender as a Defaulting Lender.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.1(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Subject to paragraph (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided such Participant agrees to be subject to Sections 2.19 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7 Right of Set-off; Sharing of Payments.

(a) If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch or office of such Lender, the Swingline Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Lender agrees to notify the Company and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other

Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

(c) The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9 Counterparts; Effectiveness; Electronic Execution.

(a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when (i) it shall have been executed by the Company, the Guarantors and the Agent, the Lenders and the Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Company, the Guarantors, the Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11 Integration.

This Agreement and the other Loan Documents represent the agreement of the Company, the other Credit Parties, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent, the Company, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12 Governing Law.

This Agreement and the other Loan Documents, any claims, controversy or dispute arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the laws of the State of New York without reference to principles of conflicts or choice of law.

Section 9.13 Consent to Jurisdiction; Service of Process and Venue.

(a) Consent to Jurisdiction. The Company irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender, the Swingline Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or any other Credit Party or its properties in the courts of any jurisdiction.

(b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c) Venue. The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14 Confidentiality.

Each of the Agent, the Lenders, the Swingline Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or Bank Product or any action or proceeding relating to this Agreement, any other Loan Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, the Swingline Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15 Acknowledgments.

The Company hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Loan Document;

(b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Company or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Agent and the Lenders, on one hand, and the Company and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders and the Agent or among the Company, the Agent or the other Credit Parties and the Lenders.

Section 9.16 Waivers of Jury Trial; Waiver of Consequential Damages.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED

ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17 Patriot Act Notice.

Each Lender and the Agent (for itself and not on behalf of any other party) hereby notifies the Company that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company and the other Credit Parties, which information includes the name and address of the Company and the other Credit Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Company and the other Credit Parties in accordance with the Patriot Act.

Section 9.18 Resolution of Drafting Ambiguities.

The Company acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19 Continuing Agreement.

This Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated.

Section 9.20 Press Releases and Related Matters.

The Company and its Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of such Person (other than in connection with standard SEC 10-q, 8-k and other similar filings), unless (and only to the extent that) the Company or such Affiliate are required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Credit Parties consent to the publication by Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 9.21 [Reserved].

Section 9.22 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Lenders, Agent and the Arrangers, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each Lender, the Agent, WFS and MLPFS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) no Lender, the Agent, WFS nor MLPFS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lender, the Agent, WFS or MLPFS has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and none of the Lenders, the Agent, WFS nor MLPFS has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Loan Documents; (d) the Lenders, the Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and none of the Lenders, the Agent or the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Lenders, the Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lenders, the Agent, WFS or MLPFS with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.23 Responsible Officers.

The Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Loan Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Agent (or such earlier time as agreed to by the Agent).

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the date first set forth above.

UNIVERSAL HEALTH REALTY INCOME TRUST, a real investment trust organized under the laws of the state of Maryland

By:	/s/ Cheryl K. Ramagano
Name: Cheryl Ramagano
Title: Vice President, Treasurer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, Agent, Swingline Lender and Issuing Lender

By:	/s/ Andrea S. Chen
Name:	Andrea Chen
Title:	Director

Bank of America, N.A., as a Lender

By:	/s/ Jill J. Hogan
Name:	Jill J. Hogan
Title:	Vice President

SunTrust Bank, as a Lender

By:	/s/ Mary E. Coke
Name:	Mary E. Coke
Title:	Vice President

PNC Bank, National Association, as a Lender

By:	/s/ Jeffrey Wymard
Name:	Jeffrey Wymard
Title:	Managing Director

Fifth Third Bank, as a Lender

By:	/s/ Megan Brearey
Name:	Megan Brearey
Title:	AVP

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Dawn Lee Lum
Name:	Dawn Lee Lum
Title:	Executive Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as a Lender

By:	/s/ Tanya Crossley
Name:	Tanya Crossley
Title:	Managing Director

By:	/s/ David Christiansen
Name:	David Christiansen
Title:	Director

The Royal Bank of Scotland plc, as a Lender

By:	/s/ Scott Mac Vicar
Name:	Scott Mac Vicar
Title:	Vice President